Exhibit 10.33

AMENDMENT TO EMPLOYEE AGREEMENT

This document constitutes an Amendment, which shall modify the existing Employee Agreement (“Existing Agreement”) between Paul Scapatici (“Employee”) and Propell Corporation (“Employer”) that became effective on the date of the merger between Mountain Capital, LLC, and “Employer.”  This Amendment is entered into this 31st day of December 2008, between Employee and Employer.

   WHEREAS, Employee is currently employed by Employer;

   WHEREAS, due to economic or other business conditions, Employee and Employer have agreed to modify their existing employment relationship; and

   WHEREAS, Employee and Employer desire to preclude any differences and disputes which may arise in the future with respect to the Amendment of the Existing Agreement

   THEREFORE, Employee and Employer acknowledge and voluntarily agree as follows:

1.  Section 3.01 of Existing Agreement regarding Annual Salary section of the Existing Agreement shall be modified effective December 21, 2008, so that section 3.01 is now replaced and amended to read as follows:

3.01 (a) As compensation for the services to be performed hereunder, Employee shall receive compensation in base pay and commissions targeted at plan to equal Eighty-Five Thousand Dollars ($85,000.00) per annum.  Compensation shall consist of base pay equal to Fifty Thousand Dollars ($50,000.00) per annum, payable in equal installments on a bi-weekly basis, plus a draw against commission that at plan will equal an additional Thirty-Five Thousand Dollars ($35,000.00), payable in the form of a bi-weekly draw pro-rated against the annual plan amount.  Such commissions or bonuses may exceed $35,000 if the Company exceeds plan, according to formulas that will be developed in cooperation with the Employee and may be changed from time to time at the discretion of the Company’s Board of Directors.

(b) Employee shall receive such annual increases in salary and commission plans, if any, as may be determined by Company’s Board of Directors, in its sole discretion.

(c) Nothwithstanding (a) and (b) above, Company will review compensation in 90 days or less from the date this amendment is executed, and periodically thereafter, based on performance and economic conditions of the Company.  Company makes no commitment that any increases will be made.

2.  The description of the Company’s obligations on termination as set forth in Section 8.02 (b) under “Termination By Company Without Cause; Termination By Employee For Good Reason” is hereby modified to read:

(b) Company, in its sole option, shall either:

1. continue to pay to Employee, in regular bi-weekly installments, amounts due under Employee’s Annual Salary of $125,000 as originally defined under this Agreement for six (6) months, or

2.  pay to Employee one month’s salary in a lump sum; grant an additional 208,333 shares of Company’s stock in lieu of the remaining severance pay; and immediately vest all current year stock options to which the employee would not otherwise be entitled on the date of termination.

3.  Employee agrees that Good Reason as described in paragraph 7.02 of Existing Agreement shall now specifically exclude any claim based on the reduction in pay or change in severance benefits permitted by this Amendment, and releases the Company from any claims related to such reduction in pay or severance.

4. Paragraph 9.03 of the Existing Agreement is now modified to read:

9.03 To the extent allowed by law, if the Company is continuing to make severance payments per amended paragraph 8.02(b), subparagraph 1, above, then for that period of six months immediately following the termination of Employee’s employment with Company, Employee agrees that Employee will not directly or indirectly, in any capacity, compete or attempt to compete with the business of Company or any of its subsidiaries, whether by taking employment with a competitor, consulting to a competitor, as an owner of a business entity competing with Company, or otherwise.  Notwithstanding this provision, however, in the event that the Company elects to convert its severance obligations to Employee into stock as described in 8.02(b), subparagraph 2, above, Employee shall be released from the non-competition provisions of this paragraph immediately.  Further, should the Company become insolvent through bankruptcy assignment for the benefit of creditors, or other liquidation, Employee shall also be released from the non-competition provisions of this paragraph.

5.  All other provisions of the Existing Agreement remain in force, unless they conflict with the provisions of this Amendment, in which case this Amendment supersedes such provision.

/s/ Paul Scapatici		/s/ Propell Corporation
Employee	Date	Employer	Date